Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Delta Petroleum Corporation:

We consent to the incorporation by reference in the registration statement No. 333-131425 on Form S-3, as amended, of Delta Petroleum Corporation of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Delta Petroleum Corporation and subsidiaries as of December 31, 2005, and June 30, 2005, and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows, for the six months ended December 31, 2005 and the years ended June 30, 2005, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, transition report on Form 10-K of Delta Petroleum Corporation.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.

/s/  KPMG LLP
KPMG LLP

Denver, Colorado
January 24, 2007